Exhibit 10.1
SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of this 13th day of October 2009, between Progress Software Corporation, a Massachusetts corporation (the “Company”) and Richard D. Reidy (the “Executive”).
R E C I T A L S
     A. The Executive presently serves as the President and Chief Executive Officer of the Company.
     B. The Executive and the Company are parties to an Employee Retention and Motivation Agreement (as amended, the “ERMA”), which provides the Executive with certain benefits following a Change in Control (as defined in the ERMA) and certain severance benefits upon the Executive’s termination of employment within twelve (12) months following a Change in Control.
     C. The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to provide the Executive with certain severance benefits upon the Executive’s termination of employment in circumstances other than following a Change in Control.
     D. In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of the Agreement by the Executive, to commit to the terms provided herein.
     E. The Executive accepts the terms of the Agreement.
     F. Certain capitalized terms used in this Agreement are defined in Section 4 below.
     In consideration of the mutual covenants herein contained and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:
     1. Scope. This Agreement shall be applicable in the event an Involuntary Termination (as defined below) occurs during the term of this Agreement in circumstances other than those circumstances in which the ERMA shall be applicable. In the event an Involuntary Termination occurs during the term of this Agreement in circumstances in which the ERMA shall be applicable, any and all severance and other benefits to be paid to the Executive shall be governed by the terms and conditions of the ERMA and not this Agreement.

     2. Term. This Agreement shall take effect as of the date first set forth above, and shall terminate upon the earliest of (a) the death or Disability of the Executive, (b) the termination of the employment of the Executive by the Company for “Cause” (as defined below), or (c) the Executive’s voluntary resignation that is not an Involuntary Termination (as defined below).
     3. Severance Benefits
          (a) Involuntary Termination. If the Executive’s employment is terminated as a result of an Involuntary Termination, then the Executive shall be entitled to the following:
               (i) For a period of twenty four (24) months after the Termination Date, the Company will continue to pay the Executive’s Target Compensation in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings. Such payment shall commence on the first payroll date that commences thirty (30) days after the Termination Date. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. For purposes of this Paragraph 3(a)(i), the term “Target Compensation” shall mean the highest level of Target Compensation applicable to the Executive as of the Termination Date.
               (ii) For a period of twenty four (24) months after the Termination Date, the Company shall be obligated to provide the Executive with benefits that are substantially equivalent to the Executive’s benefits (medical, dental, vision and life insurance) that were in effect immediately prior to the Involuntary Termination. With respect to any taxable income that the Executive is deemed to have received for federal income tax purposes by virtue of the Company providing continued employee benefits to the Executive, the Company shall make a cash payment to the Executive such that the net economic result to the Executive will be as if such benefits were provided on a tax-free basis to the same extent as would have been applicable had the Executive’s employment not been terminated. Such cash payment shall be made no later than April 1 following each calendar year in which such benefits are taxable to the Executive.
               (iii) All unvested stock options held by the Executive which were granted prior to the Termination Date under the Company’s stock option plans which would otherwise vest and become fully exercisable during the two year period following the Termination Date shall instead accelerate and become fully exercisable as of the Termination Date.
               (iv) All shares of restricted equity held by the Executive which were granted prior to the Termination Date under the Company’s stock option plans which would otherwise become nonforfeitable and not subject to any restrictions during the two year period following the Termination Date shall instead become nonforfeitable and not subject to any restrictions as of the Termination Date.
          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code, the

Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Executive’s “separation from service” (within the meaning of Section 409A of the Code), (B) the Executive’s death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (b) Voluntary Resignation. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not an Involuntary Termination), then the Executive shall not be entitled to receive any severance payments or other benefits except for such benefits (if any) as may then be established under the Company’s then existing severance guidelines and benefit plans at the time of such termination.
          (c) Disability; Death. If the Company terminates the Executive’s employment as a result of the Executive’s Disability, or such Executive’s employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive any severance payments or other benefits except for those (if any) as may then be established under the Company’s then existing severance guidelines and benefit plans at the time of such Disability or death.
          (d) Termination for Cause. If the Company terminates the Executive’s employment for Cause, then the Executive shall not be entitled to receive any severance payments or other benefits following the date of such termination, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination, other than as required by law.
     4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Involuntary Termination “Involuntary Termination” shall occur on the 31st day after receipt by the Company of Executive’s notice pursuant to subsection (ii) below, if the conditions set forth in all of subsections (i), (ii) and (iii) below occur:
               (i) Any of the following “Events” occurs without Executive’s prior written consent during the term of this Agreement:
(A)	the assignment to the Executive of any duties or the significant reduction of the Executive’s duties, either of which is materially inconsistent with the Executive’s position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities, which is not effected for Disability or for Cause;

(B)	a material reduction by the Company in the base salary and/or bonus of the Executive as in effect immediately prior to such reduction;

(C)	the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive’s then present location, without the Executive’s express written consent;

(D)	any purported termination of the Executive by the Company which is not effected for death or Disability or for Cause, or any purported termination for Cause for which the grounds relied upon are not valid; or

(E)	A material breach of this Agreement by the Company.
               (ii) Within sixty (60) days after the first occurrence of any such Event, the Executive provides written notice to the Company describing with reasonable specificity the Event and stating his intention to resign from employment due to such Event; and
               (iii) The Company does not cure, or cause to be cured, such Event within thirty (30) days after receipt of Executive’s notice.
          (b) Cause “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the conviction of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Executive of the Executive’s obligations as an employee of the Company which are demonstrably willful and deliberate on the Executive’s part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed his or her duties.
          (c) Disability. “Disability” shall mean that the Executive has been unable to perform his duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of his duties as an employee of the Company before termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (d) Target Compensation. “Target Compensation” shall mean the total of all fixed and variable cash compensation due a Executive based upon one hundred percent (100%) attainment of performance levels.
          (e) Termination Date. “Termination Date” shall mean the date the Executive’s employment with the Company terminates.
     5. Covenants of the Executive. In consideration for, among other things, the severance and other payments provided in this Agreement, the Executive agrees to the following covenants.
          (a) Return and Protection of Company Property. Executive agrees to return to the Company all Company documents and property (except as set forth above) no later than five (5) days after the Termination Date and to abide by the terms of his Employee Proprietary Information and Confidentiality Agreement signed as of July 9, 1998 (the “Proprietary Information Agreement”); provided, however, that Paragraph (d) of the Proprietary Information Agreement is hereby modified by changing the reference to one (1) year in such paragraph to two (2) years.
          (b) Cooperation. Executive agrees to make himself available to the Company after the Termination Date either by telephone or in person upon reasonable notice and with reasonable accommodation to the Executive’s personal and business affairs, to assist the Company in connection with any matter relating to services performed by Executive on behalf of the Company prior to the Termination Date. The Executive, also upon reasonable notice and with reasonable accommodation to his personal and business affairs, further agrees to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees and which relates to the aforesaid services, including without limitation, by meeting with the Company’s counsel and appearing to testify truthfully in any proceeding without the necessity of a subpoena. The Company shall reimburse the Executive for his reasonable documented travel expenses incurred in connection with such cooperation. Notwithstanding the aforesaid, the Executive’s obligations set forth above shall not apply to any matter in which the Executive’s interests are materially adverse to those of the Company. Reimbursements of expenses shall be paid within thirty (30) days of the Company’s receipt of an invoice from the Executive or his designee for the same. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive. The Executive shall submit any such expense requests in a sufficiently timely manner so as to permit the Company to comply with the previous sentence.

          (c) Non-Competition.
               (i) Executive recognizes the highly competitive nature of the Company’s business and that the Executive’s position with the Company and access to and use of the Company’s confidential records and proprietary information renders the Executive special and unique. Executive hereby agrees that for a period of two (2) years from the Termination Date (the “Restricted Period”), he shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business with operations in the United States; provided, however, that (i) ownership of two percent (2%) or less of the stock or other securities of a publicly traded corporation and (ii) passive ownership of less than a five percent (5%) interest as a limited partner of a venture capital fund, private equity fund or similar investment vehicle or ownership of shares in a mutual fund shall not constitute a breach of this Section 5(c), in each case under this clause (ii), with respect to which the Executive has no role in the review, selection or management of any investments. For purposes hereof, the phrase, “Competing Business,” shall mean any business or venture that, at any time during the Restricted Period, provides any product and/or service that is competitive with any of the products and/or services provided by the Company or any subsidiary or other affiliate as of the Termination Date or which the Company at such time planned, as supported by reasonable documentation, to commence providing in the following twelve (12) months.
               (ii) Notwithstanding the foregoing, if the Executive seeks employment with any subsidiary, division, affiliate or unit of a Competing Business (a “Related Unit”) and if that Related Unit does not compete with the Company or any subsidiary or other affiliate (a “Noncompeting Related Unit”), the Executive may request a waiver of this Section 5(c) with respect to employment with such Noncompeting Related Unit. The Company shall not unreasonably withhold its agreement to such a waiver; provided that in no event may the Executive, engage in or assist in the activities of any Related Unit that competes with the Company or any subsidiary or other affiliate at any time during the Restricted Period.
               (iii) Executive acknowledges that the business of the Company is worldwide in scope and therefore understands and agrees that there is no geographic limitation on the scope of this Section 5(c). Executive further agrees that the nature of the Company’s confidential information and the goodwill relationship that were developed for the Company during the Executive’s employment support the continuation of the restrictions pursuant to this Section for two (2) years. Notwithstanding the foregoing, if a court determines that the geographic scope of this Section or the length of the Restricted Period is excessive, the parties agree that this Section should be enforced to the maximum extent that the court determines to be permissible.
               (iv) The parties agree that, throughout his employment with the Company, the Executive has been obligated to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of the covenants of the Executive in this Section 5, the injury or imminent injury to the value and the goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, the Executive acknowledges that, in addition to any other remedies that may be awarded, the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against the Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by the Executive. In addition, in the event the Executive breaches or threatens to breach this Section 5 of this Agreement, such breach or threatened breach will entitle the Company, without posting of a bond, to an injunction prohibiting the Executive from violating the terms of this Section 5.
          (d) Non-Disparagement. Executive agrees that during the Restricted Period, except as required by law or to enforce the terms of this Agreement, the Executive shall not make any disparaging statements about the Company (including for these purposes any subsidiary or affiliate), its officers, directors, employees, products or services. For purposes of this Agreement, statements in the course of testimony in a legal or regulatory proceeding or in response to an inquiry by a governmental or other regulatory entity shall be considered to be “required by law.”
     6. Release. As a condition of Executive’s entitlement to the severance payments and benefits provided by this Agreement, the Executive shall be required to execute and honor the terms of a standard waiver and release of claims against the Company no later than twenty-one (21) days after his Termination Date.
     7. Successors
          (a) Company’s Successors Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors The terms of this Agreement and all rights of the Executive’s hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     8. Notice
          (a) General Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          (b) Notice of Termination by the Company Any termination by the Company of the Executive’s employment with the Company shall be communicated by notice of termination to the Executive at least five (5) days prior to the date of such termination, given in accordance with Section 8(a) of this Agreement. Such notice shall specify the termination date and whether the termination is considered by the Company to be for Cause as defined in Section 4(c) in which case the Company shall identify the specific subsection(s) of Section 4(c) asserted by the Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.
     9. Miscellaneous Provisions
          (a) No Duty to Mitigate The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
          (b) Waiver No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
          (c) Entire Agreement Except with respect to the terms of any written employment agreement, if any, by and between the Company and the Executive that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (d) Choice of Law The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
          (e) Severability The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Arbitration Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event the Executive prevails in an action or proceeding brought to enforce the terms of this Agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this Agreement, the Executive shall be entitled to recover all costs and reasonable attorney’s fees.
          (g) No Assignment of Benefits The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

          (h) Employment Taxes All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (i) Assignment by Company The Company may assign its rights under this Agreement to an affiliate and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of the assignment. In the case of any such assignment, the term “Company” when used in a section of the Agreement shall mean the corporation that actually employs the Executive.
          (j) Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.
Progress Software Corporation

By:	/s/ Barry N. Bycoff	By:	/s/ Richard D. Reidy

	Barry N. Bycoff		Richard D. Reidy
Executive Chairman